Exhibit 99.6

AMENDED AND RESTATED OPERATING AGREEMENT OF RAGING RIVER CAPITAL GP LLC,
A DELAWARE LIMITED LIABILITY COMPANY

This Amended and Restated Operating Agreement is made and entered into as of this 21st day of December, 2015 by and between the Members (as defined herein) whose authorized signatures appear on the signature page hereof. Certain capitalized terms used herein are defined in Article 1.

WITNESSETH:

WHEREAS a Certificate of Formation for Raging River Capital GP LLC was filed with the Secretary of State of the State of Delaware on December 14, 2015;

AND WHEREAS Granite Creek Partners, LLC and Westwood Capital LLC entered into an operating agreement with respect to Raging River Capital GP LLC on December 14, 2015 (the Initial Agreement);

AND WHEREAS the parties hereto wish to amend and restate the Initial Agreement in the manner set forth herein;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions. The following terms used in this Operating Agreement shall have the following meanings:

1.1.1                     Act shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended and in effect from time to time.

1.1.2                     Affiliate of a Person means any Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For this purpose, Control, Controlled, and Controlling means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

1.1.3       Blythe shall mean Paul M. Blythe Mining Associates Inc., an Ontario company.

1.1.4                     Book Value means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments under Section 8.2.3; provided that the Book Value of any asset contributed to the Company shall be equal to the fair market value of the contributed asset on the date of contribution, as determined by the Managers in their discretion, and the Book Value of any Company property distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value, as determined by the Managers in their discretion.

1.1.5                     Business Day shall mean any calendar day other than a Saturday, Sunday or any other calendar day on which commercial banks in Chicago, Illinois are authorized by law to close.

1.1.6                     Capital Account as of any given date shall mean the Capital Contribution to the Company by a Member (or other Interest Holder) as adjusted up to such date pursuant to Article 8.

1.1.7                     Capital Contribution shall mean the contribution to the capital of the Company in cash or property by a Member (or other Interest Holder) whenever made as set forth in Exhibit A.

1.1.8                     Certificate of Formation shall mean the Certificate of Formation of Raging River Capital GP LLC as filed with the State of Delaware, as amended from time to time.

1.1.9       Code shall mean the Internal Revenue Code of 1986, as amended.

1.1.10     Company shall refer to Raging River Capital GP LLC.

1.1.11              Company Minimum Gain has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

1.1.12              Deficit Capital Account shall mean with respect to any Member (or other Interest Holder), the deficit balance, if any, in such Person’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

1.1.12.1                            A credit to such Capital Account of any amount which such Person is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations or deemed obligated to restore pursuant to the next to last sentence of Sections 1.704-2 (g)(1) and (1)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner for non-recourse debt (as determined under Section 1.704-2(l)(3) of the Treasury Regulations); and

1.1.12.2                            A debit to such Capital Account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

1.1.13              Distributable Cash shall mean all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Company’s business; and (iii) such Reserves as the Managers deem reasonably necessary for the proper operation of the Company’s business.

1.1.14              Economic Interest shall mean a Member’s or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets pursuant to this Operating Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

1.1.15              Economic Interest Owner or Economic Interest Holder shall mean the owner of an Economic Interest who is not a Member. Solely for purposes of the allocation and distribution provisions of this Agreement, all references to the Members in such provisions shall include the Economic Interest Owners to the extent applicable to reflect the intention of this Agreement, as determined by the Granite Manager.

1.1.16              Entity shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

1.1.17              Fund has the meaning set forth in Section 3.1.

1.1.18              Gifting Member shall mean any Member or Economic Interest Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest or Economic Interest.

1.1.19              Granite shall mean Granite Creek Partners, LLC, a Delaware limited liability company.

1.1.20              Initial Closing means the date on which a Person other than Granite or Westwood is first admitted as a Member of the Company.

1.1.21              Interest Holder shall mean either a Member holding an Economic Interest or an Economic Interest Owner.

1.1.22              Lee shall mean Jonathan G. Lee Partners LLC, a New York limited liability company.

1.1.23              Majority Interest shall mean one or more interests of Members, which in the aggregate exceed 75% of all Percentage Interests.

1.1.24              Manager shall mean one or more of the managers as set forth in Article 5. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

1.1.25              Member shall mean each of the parties who execute a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term Member as used herein shall include a Manager to the extent he has purchased such Membership Interest in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.

1.1.26              Member Nonrecourse Debt Minimum Gain has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

1.1.27              Membership Interest shall mean a Member’s entire interest in the Company including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement and the Act.

1.1.28              Member’s Tax Liability has the meaning set forth in Section 9.4.

1.1.29              Net Profits and Net Losses for any fiscal year or other period shall mean the income, gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting used by the Company for federal income tax purposes with the following adjustments:

1.1.29.1                            if the Book Value of any Company property is adjusted pursuant to Section 8.2.3, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

1.1.29.2                            items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

1.1.29.3                            to the extent that the Company distributes any asset in kind to the Members, the Company shall be deemed to have realized Net Profit or Net Losses thereon in the same manner as if the Company had sold such asset for an amount equal to the fair market value (as determined by the Managers in their discretion) of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject; and

1.1.29.4                            any items of income, gain, loss or deduction allocated pursuant to Section 9.2 shall not be taken into account in computing such taxable income or loss.

1.1.30              Operating Agreement shall mean this Operating Agreement as originally executed and as amended from time to time.

1.1.31              Percentage Interest shall mean, for any Member (or other Interest Holder) on any day, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of such Member’s (or other Interest Holder’s) Capital Contribution and the denominator of which is the total Capital Contributions of all Members (or other Interest Holders). Each Member’s (or other Interest Holder’s) Percentage Interest will be set forth on Exhibit A, as such Exhibit may be changed from time to time in accordance with the terms of this Operating Agreement.

1.1.32              Persons shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

1.1.33              Reserves shall mean funds set aside or accrued or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Managers in their discretion for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

1.1.34              Selling Member shall mean any Interest Holder which sells, assigns, pledges, hypothecates or otherwise transfers for consideration all or any portion of its Membership Interest or Economic Interest.

1.1.35              Tax Distribution has the meaning set forth in Section 9.4.

1.1.36              Transferring Member shall collectively mean a Selling Member and/or a Gifting Member.

1.1.37              Treasury Regulations shall include proposed, temporary and final regulations promulgated under the Code.

1.1.38              Westwood shall mean Westwood Capital LLC, a Connecticut limited liability company.

ARTICLE 2

FORMATION OF COMPANY

2.1                               Formation. Raging River Capital GP LLC has been organized as a Delaware Limited Liability Company by executing and filing the Certificate of Formation with the Secretary of State of the State of Delaware in accordance with and pursuant to the Act.

2.2          Name. The name of the Company is “Raging River Capital GP LLC”.

2.3                               Principal Place of Business. The principal place of business of the Company shall be 222 West Adams, Suite 1980, Chicago, Illinois 60606. The Company may locate its places of business and registered office at any other place or places, as the Managers may deem advisable.

2.4                               Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of its registered agent, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808 and the name of its initial registered agent shall be Corporation Service Company. The registered office and/or registered agent may be changed from time to time by the Managers in their discretion by filing the appropriate forms with the State of Delaware Division of Corporations pursuant to the Act, reflecting the address of the new registered office and/or the name of the new registered agent.

2.5                               Term. The term of the Company commenced upon the filing of the Certificate of Formation and shall continue until the dissolution and termination of the Company in accordance with the provisions of Article 13.

ARTICLE 3

OBJECTIVE OF COMPANY

3.1                               Principal Objective. The Company’s principal objective is to act as the general partner for one or more investment vehicles (each a Fund) and to engage in such activities incidental or ancillary thereto as determined by the Managers in their sole discretion.

3.2                               Further Acts. The Company may undertake any other lawful business which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets as determined by the Managers in their sole discretion.

ARTICLE 4

MEMBERS

4.1                               Members. The names and addresses of the Members are set forth in Exhibit A. The Managers are authorized to accept, in their discretion and on behalf of the Company, any subscription agreements submitted to the Company on the Initial Closing.

4.2                               Additional Members. Notwithstanding anything herein to the contrary, additional Members may be added after the Initial Closing if approved by the Managers and by the vote of a Majority Interest; provided, however, that each existing Member shall be allowed to contribute additional capital on the same basis as the proposed Member is granted, so that each existing Member shall have the right (but not the obligation) to avoid dilution of his, her or its Percentage Interest.

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1                               Management. The business and affairs of the Company shall be managed by its Managers as set forth in Exhibit B. Initially, the number of Managers shall be set at four. The Members reserve the right to expand the number of Managers as they deem necessary by the affirmative vote of a Majority Interest. The Managers may accept such titles as may be needed to transact the business of the Company, including “Manager” or “Officers”.

5.2                               Powers of Managers. The Managers shall each individually have authority to act on behalf of the Company as to routine or administrative matters. In regard to the powers listed below each Manager will have the authority to:

5.2.1                     purchase liability and other insurance to protect the Company’s or any Fund’s property and business;

5.2.2                     invest Company or Fund assets in time deposits, short-term governmental obligations, commercial paper or other investments;

5.2.3                     execute on behalf of the Company or any Fund all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s or any Fund’s property; assignments, bills of sale; leases; and any other instruments or documents necessary to the business of the Company or any Fund;

5.2.4                     employ accountants, legal counsel, or employ other experts to perform services for the Company or any Fund;

5.2.5                     enter into any and all other ordinary course agreements on behalf of the Company or any Fund; and

5.2.6                     do and perform all other acts as may be necessary or appropriate with respect to routine or administrative matters on behalf of the Company or any Fund.

5.3                               Liability for Certain Acts. Each Manager shall perform his duties as Manager in good faith, in a manner it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Except as otherwise required by law or the provisions of this Operating Agreement, no present or former Manager, and if so approved by the Managers, none of the Company’s other officers, employees or agents, if any (each, a Covered Person), shall be personally liable to the Company or to any Member for (a) any action taken or omitted to be taken with respect to the Company that is not in violation of the provisions of this Operating Agreement or for any action taken or omitted to be taken by any member, officer, employee or agent of the Company, in each case, except in the case of, and to the extent of, such Covered Person’s own fraud, gross negligence or willful misconduct, (b) any action or inaction arising from reliance in good faith upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them with reasonable care, or (c) any action or inaction of any agent, contractor or consultant selected and monitored by any of them with reasonable care. To the extent that, at law or in equity or otherwise, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, such Covered Person acting under this Operating Agreement shall not be liable to the Company or to any such other Member for its reasonable good faith reliance on the provisions of this Operating Agreement. The provisions of this Operating Agreement, to the extent that they expand, restrict or eliminate the duties (including fiduciary duties) and liabilities of the Covered Persons otherwise existing at law or in equity or otherwise, are agreed by the Members to modify and replace to that extent such other duties and liabilities of the Covered Persons.

5.4                               Managers Have No Exclusive Duty to Company. Neither a Manager nor a Member shall be required to manage the Company as his sole and exclusive function and it and its Affiliates may have other business interests and engage in activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of any Manager or Member or their respective Affiliates or to the income or proceeds derived therefrom. The fact that a Member shall be a Manager shall not devolve upon him any additional obligations or duties, including fiduciary duties vis á vis the Company or any Member thereof except such duties which are imposed by this Operating Agreement, as amended from time to time.

5.5                               Indemnity of the Managers, Employees and Other Agents. Except as otherwise required by law or the provisions of this Operating Agreement, the Company shall, to the maximum extent permitted under the Act, indemnify each Covered Person against any losses, liabilities, damages or expenses (including amounts paid for attorneys’ fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such Covered Persons may directly or indirectly become subject for any action taken or omitted to be taken on behalf of the Company or in connection with any involvement with the Company (including serving as a manager, officer, director, consultant or employee of a company in which a Fund is invested), but only to the extent that such Covered Person (a) acted in good faith, (b) acted in a manner reasonably believed to be authorized or conferred upon such Covered Person, (c) acted in a manner reasonably believed to be in the best interests of the Company, and (d) was neither grossly negligent nor engaged in fraud or willful misconduct. In the sole discretion of the Managers, the Company may pay the expenses incurred by any such Covered Person indemnifiable hereunder in connection with any proceeding in advance of its final disposition, so long as the Company receives an undertaking by such Covered Person to repay the full amount advanced if there is a final determination (i) that such Covered Person did not satisfy the standards set forth in any of clauses (a), (b), (c) and (d) above or (ii) that such Covered Person is not entitled to indemnification as provided herein for any other reason.

5.6                               Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.7                               Removal. Subject to the next sentence, a Manager may be removed by a vote of the Members holding 75% of the Percentage Interests. Nathan Milikowsky may only be removed as a Manager by a vote of the Members holding 75% of the Percentage Interests if neither Nathan Milikowsky, Daniel Milikowsky nor any of their respective Affiliates hold an interest in Raging River Capital LP. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.8                               Vacancies. In the event any Manager resigns or is incapable of acting or desires not to act in the management function set forth above or in the event of a vacancy occurring for any reason in the number of Managers of the Company the vacancy may be filled by the affirmative vote of Members holding a Majority Interest. Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by the election at a meeting of Members called for that purpose or by the written consent of the Majority Interest. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and qualified or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until his successor shall be elected and qualified, or until his earlier death, resignation or removal.

5.9                               Management Fees and Expenses. The Managers shall receive no salary or other compensation except as provided for herein; however all direct expenses pertaining to operating the business (including, without limitation, fees, costs and expenses related to the organization of the Company, the sale of interests therein and the preparation of this Operating Agreement) will be reimbursed by the Company. The Company will also pay for all fees, costs and expenses of auditors, accountants, lawyers, consultants, brokers, custodians and other third-party service providers as well as fees, costs and expenses of all legal, tax and regulatory compliance, insurance costs, all extraordinary expenses, costs of amendments and liquidation expenses.

5.10                        Meetings. Meetings of the Managers, for any purpose or purposes, may be called by any Manager. Except as otherwise provided in this Operating Agreement, an action to be taken by the Managers must be approved by a majority of the votes of the Managers. Each Manager will have the following number of votes: Granite will have two votes and Westwood, Blythe and Nathan Milikowsky will each have one vote.

5.11                        Place of Meetings. A Manager may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Managers. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company as indicated in Section 2.3.

5.12                        Notice of Meetings. Except as otherwise provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 5 nor more than 60 days before the date of the meeting. Notice must be provided in accordance with Section 15.1.

5.13                        Meeting of All Managers. If all of the Managers shall meet at any time and place, either within or outside of the State of Delaware and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

5.14                        Action by Managers without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Manager entitled to vote. Action taken under this Section is effective when all Managers entitled to vote have signed the consent, unless the consent specifies a different effective date.

5.15                        Waiver of Notice. When any notice is required to be given to any Manager, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

5.16                        Telephonic Meetings. A Manager may participate in a meeting of the Managers by means of conference telephone or similar communications equipment enabling all Managers participating in the meeting to hear one another. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

5.17                        Major Decisions. Decisions with respect to any matters not enumerated in Section 5.2 shall require the prior approval of a majority of the votes of the Managers.

5.18        Observer Status.

5.18.1              For so long as Daniel Milikowsky or any of his Affiliates holds at least 80% of the capital contribution made by Daniel Milikowsky or any of his Affiliates to Raging River Capital LP on the initial closing of Raging River Capital LP then Daniel Milikowsky will have the right to attend meetings of the Managers in an “observer capacity”.

5.18.2              Any Member that is granted observer status (a) is permitted to attend and speak at meetings of the Managers, but shall not have any voting or consent rights; and (b) will be sent copies of all materials (written or electronic) provided to the Managers at the time such materials are generally made available to the Managers, including any written consents circulated to the Managers.

ARTICLE 6

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1                               Limitation of Liability. Each Member’s liability shall be limited as set forth in this Operating Agreement, the Act, the Member’s subscription agreement and other applicable law.

6.2                               Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond his respective Capital Contributions, except as provided in Section 6.5 or as otherwise required by law.

6.3                               List of Members. Upon the written request of any Member, the Managers shall provide a list showing the names, addresses and Membership Interests and Economic Interests of all Members.

6.4                               Company Books. The Managers shall maintain and preserve, during the term of the Company, the accounts, books, and other relevant Company documents. Upon reasonable written request, each Member and Economic Interest Owner shall have the right, at a time during ordinary business hours, as reasonably determined by a Manager, to inspect and copy, at the requesting Interest Holder’s expense, the Company documents identified in the Act, and such other documents which the Manager, in his discretion, deems appropriate.

6.5                               Liability of a Member to the Company. A Member who receives a distribution or the return in whole or in part of its Capital Contribution is liable to the Company only to the extent provided by the Act.

ARTICLE 7

MEETINGS OF MEMBERS

7.1                               Meetings. Meetings of the Members, for any purpose or purposes, may be called by any Manager or by any Member or Members holding at least 30% of all Percentage Interests.

7.2                               Place of Meetings. The Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting were otherwise called, the place of meeting shall be the principal place of business of the Company as indicated in Section 2.3.

7.3                               Notice of Meetings. Except as provided in Section 7.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 5 nor more than 60 days before the date of the meeting. Notice must be provided in accordance with Section 15.1.

7.4                               Meeting of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

7.5                               Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.6                               Quorum. Members holding at least 50% of all Percentage Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty days without further notice. However, if the adjournment is for more than sixty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Percentage Interests whose absence would cause loss of a quorum.

7.7                               Manner of Acting. If a quorum is present, the affirmative vote of a majority of the Membership Interest holders present at the meeting shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Certificate of Formation, or by this Operating Agreement. Unless otherwise expressly provided herein or required under applicable law, only Members who have a Membership Interest may vote or consent upon any matter and their vote or consent, as the case may be, shall be counted in the determination of whether the matter was approved by the Members.

7.8                               Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.9                               Action by Members without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. Except as otherwise expressly provided by this Operating Agreement, no Member is required to obtain a consent to act within the special areas within their own purview. Notice of the action taken may be given in any manner acceptable hereunder.

7.10                        Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

7.11                        Telephonic Meetings. A Member may participate in a meeting of Members by means of conference telephone or similar communications equipment enabling all Members participating in the meeting to hear one another. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

ARTICLE 8

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1                               Members’ Capital Contributions. Each Member has deposited into the Company’s bank account their Capital Contribution as indicated in Exhibit A. The Managers may, from time to time, raise additional capital for the Company by accepting additional Capital Contributions from existing Members, provided, however, that each existing Member shall be allowed to contribute additional capital on the same basis, so that each existing Member shall have the right (but not the obligation) to avoid dilution of his, her or its Percentage Interest.

8.2          Capital Accounts.

8.2.1                     A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752); (3) allocations to such Member of Net Profits and items of Company income and gain specially allocated pursuant to Section 9.2; and (4) allocations to such Member of income described in Code Section 705(a)(1)(B). Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752); (3) allocations to such Member of expenditures described in Code Section 705(a)(2)(B); and (4) allocations to such Member of Net Losses and items of Company loss and deduction specially allocated pursuant to Section 9.2.

8.2.2                     In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

8.2.3                     The Company shall adjust the Book Value of its assets to fair market value (as determined by the Managers in their discretion) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the Managers’ discretion in connection with the issuance of Membership Interests, (b) at the Managers’ discretion in connection with the distribution by the Company to a Member of more than a de minimis amount of Company assets, including money, if, as a result of such distribution, such Member’s interest in the Company is reduced and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset shall be allocated as Net Profits or Net Losses to the Capital Accounts of the Members under Section 9.1 (determined immediately prior to any issuance of Membership Interests giving rise to such valuation).

8.2.4                     The manner in which Capital Accounts are to be maintained pursuant to this Section 8.2 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If the Company determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.2 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.2 the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Operating Agreement.

8.2.5                     No Interest Holder shall have any liability to restore all or any portion of a deficit balance that may exist from time to time in such Interest Holder’s Capital Account.

8.3          Withdrawal or Reduction of Members’ Contributions to Capital.

8.3.1                     A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

8.3.2                     A Member, irrespective of the nature of its Capital Contribution, has only the right to receive cash in return for its Capital Contribution, unless otherwise determined by a majority of Managers.

ARTICLE 9

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,
ELECTIONS AND REPORTS

9.1                               Allocations of Net Profits and Net Losses. After giving effect to the special allocations set forth in Section 9.2, Net Profits and Net Losses and, the extent necessary, individual items of income, gain, loss or deduction of the Company for any fiscal year or other applicable period shall be allocated to each Member or other Interest Holder so as to produce, as nearly as possible, a positive Capital Account balance, as increased by the Person’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, for each such Person that corresponds to the amounts that such Person would receive in a hypothetical distribution of the proceeds of a liquidation of the Company in accordance with the amounts and priorities set forth in Section 9.4 so that the aggregate amount of such proceeds equals the aggregate positive Capital Account balances of the Interest Holders, determined after taking into account all Net Profits and Net Losses (and items thereof) and all distributions with respect to the fiscal period to which such allocations relate.

9.2          Special Allocations to Capital Accounts.

Notwithstanding Section 9.1:

9.2.1                     Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of taxable income or gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 9.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

9.2.2                     Member Nonrecourse Debt Minimum Gain Chargeback. Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated items of taxable income or gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this Section 9.2.2 shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 9.2.2 is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

9.2.3                     No allocations of Net Losses or items of loss, deduction and/or expenditures shall be charged to the Capital Account of any Member if such allocation would cause such

Member to have a Deficit Capital Account. The amount of the Net Losses or items of loss, deduction and/or expenditure which would have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Account of any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their Percentage Interests.

9.2.4                     In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 9.2.4 be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1 (b) (2) (ii) (d) of the Treasury Regulations.

9.2.5                     In the event any Member would have a Deficit Capital Account at the end of any Company taxable year, the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain in the amount of such deficit as quickly as possible.

9.2.6                     Items of Company loss, deduction and expenditures described in Code Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Section 1.704-2(1) of the Treasury Regulations shall be allocated to the Members’ Capital Accounts in accordance with Section 1.704-2(1) of the Treasury Regulations.

9.2.7                     Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

9.3          Tax Allocations.

9.3.1                     The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

9.3.2                     In accordance with Code Section 704(c)(1)(A) and the Treasury Regulations thereunder, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution. The Company shall make allocations of taxable income, gain, loss and deductions with respect to such property in a manner which shall comply with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. The Company, as determined by the Managers, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Treasury

Regulations under Code Section 704(c)) including, but not limited to: (i) “curative” allocations that offset the effect of the “ceiling rule” for a prior Fiscal Year (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(ii)) and (ii) “curative” allocations from dispositions of contributed property (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(iii)(B)).

9.3.3                     If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in Section 8.2.3, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as provided under Section 9.3.2.

9.3.4                     All recapture of income tax deductions resulting from the sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

9.3.5                     Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members as determined by the Managers in their sole and absolute discretion, consistent with applicable law.

9.4                               Distributions in Cash or Property. All distributions of cash or other property shall be distributed in the following order of priority:

a)            First, one hundred percent (100%) to Members according to their Percentage Interests until each such Member has received distributions of cash or property equal to each such Member’s total amount of their Capital Contribution;

b)            Thereafter, fifty percent (50%) to Granite, twenty percent (20%) to Westwood, twenty percent (20%) to Blythe and ten percent (10%) to Lee.

Notwithstanding the foregoing, the Managers may, in their sole discretion and to the extent that the Company has sufficient net cash flow, cause the Company to distribute to each Member with respect to each fiscal year an amount (the Tax Distribution) in cash equal to such Member’s Tax Liability for such fiscal year. For purposes of this paragraph, the Member’s Tax Liability means, with respect to each fiscal year of the Company, the product of (i) the net taxable income of the Company tentatively allocated to such Member as of the date of such Tax Distribution for such year pursuant to this Agreement, as determined by the Granite Manager, less any net taxable losses for any prior fiscal year to the extent not previously applied under this Section against such Member’s net taxable income, times (ii) the highest combined marginal federal, state and local tax rates then applicable to an individual or corporation resident in Illinois on income or gain of the category represented by such allocation or distribution (assuming the Member has no income or loss from sources other than the Company), and subject to such reasonable assumptions and conventions as the Managers, in their discretion, may apply. Tax Distributions shall be treated as an advance of or offset to other distributions pursuant to the prior clauses of this Section 9.4, and any amounts distributed to a Member pursuant to Sections 9.4(a)-(c) above with respect to the current or any prior fiscal year shall be credited against any Tax Distribution amount otherwise to be paid pursuant to this paragraph, as determined by the Managers in their discretion.

Except as provided in Section 9.5, all distributions of Distributable Cash and property shall be made at such time as determined by the Managers.

9.5          Limitation upon Distributions.

9.5.1                     No distributions or return of contributions shall be made and paid if, after the distribution or return of distribution is made either

9.5.1.1            The Company would be insolvent; or

9.5.1.2            The net assets of the Company would be less than zero.

9.5.2                     The Managers may base a determination that a distribution or return of contribution may be made under Section 9.4 in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

9.6                               Accounting Principles. The profits and losses of the Company shall be determined on a consistent basis using the method of accounting determined by the Managers.

9.7                               Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution.

9.8                               Loans to Company. Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company, as determined by the Managers in their discretion.

9.9                               Accounting Period. The Company’s accounting period (and its fiscal year) shall be the calendar year.

9.10                        Records. At the expense of the Company, the Managers shall maintain records and accounts of the operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

9.10.1              A current list of the full name and last known address of each Member and Economic Interest Owner setting forth the amount of cash each Member and Economic Interest Owner has contributed, a description and statement of the agreed value of the other property or services each Member and Economic Interest Owner has contributed or has agreed to contribute in the future, and the date on which each became an Interest Holder;

9.10.2              A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

9.10.3              Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

9.10.4              Copies of the Company’s currently effective written Operating Agreement, and copies of any financial statements of the Company for the three most recent years;

9.10.5     Minutes of every meeting of the Members; and

9.10.6              Any written consents obtained from Members for actions taken by Members without a meeting.

9.11                        Reports. At the expense of the Company, the Managers shall provide to all Members (a) quarterly unaudited financial statements and narrative reports; and (b) prompt reporting of any event or action impacting the Company that the Managers, acting reasonably, determine to be of a significantly material nature so as to warrant intra-quarter reporting.

9.12                        Returns and other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s fiscal year upon the Members’ written request. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers in their sole discretion, provided that the Managers shall make any tax election requested by Members owning a Majority Interest; and provided further, that the Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made. As soon as practicable after the end of each taxable year, the Company will cause to be delivered to each Person who was an Interest Holder at any time during such taxable year a Schedule K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns, including a statement showing such Person’s share of income, gain or loss, expense and credits for such taxable year for federal income tax purposes. Any deficiency for taxes imposed on any Interest Holder (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Interest Holder, and if paid by the Company, shall be recoverable from such Person pursuant to Section 15.18. No Interest Holder will take a position on such Person’s income tax returns, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Operating Agreement or with any information return filed by the Company.

9.13                        Tax Matters Partner. Granite is designated the tax matters partner (as defined in Code Section 6231), and the “partnership representative” within the meaning of Code Section 6223 as in effect from and after enactment of the Bipartisan Budget Act of 2015 (collectively, the “Tax Matters Partner”), and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided, that the Tax Matters Partner shall not take any material action in such capacity without the prior approval of the Managers. The Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding (a) with respect to the tax liability of the Company and/or (b) with respect to the tax liability of the Members in connection with the operations of the Company. The Tax Matters Partner shall keep the Managers reasonably informed regarding any matter with respect to which it is acting and shall provide the Managers with copies of any notices received in its capacity under this Section 9.13. The Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. The provisions of this Section 9.13 shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other tax authority any and all matters regarding the taxation of the Company or the Members.

ARTICLE 10

SALES AND OPERATION OF THE COMPANY

AND OTHER SPECIAL CONSIDERATIONS

10.1                        Construction of this Article. In the event of a conflict between any other Article in this Agreement and this Article 10, the provisions of this Article 10 shall prevail and in the event this Agreement will have to be construed, this Article shall be the polestar by which the direction of the construction is determined.

10.2        Financial Operation of the Company

10.2.1              The income (meaning all monies derived from all sources) shall be used for the operation of the Company.

ARTICLE 11

TRANSFERABILITY

11.1                        General. Except as otherwise specifically provided herein, no Interest Holder shall have the right, as to all or any part of its Membership Interest or Economic Interest, to:

11.1.1              Sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer (whether or not by operation of law) for consideration (collectively, a Sale); or

11.1.2              Gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (collectively a Gift).

11.2        Right of First Refusal.

11.2.1              Notice of Bona Fide Offer. If a Selling Member desires to sell all or any portion of its Membership Interest or Economic Interest in the Company to a third party purchaser, the Selling Member shall obtain from such third party purchaser a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered. The Selling Member shall give written notification to the remaining Members, by certified mail or personal delivery, of its intention to so transfer such interest, furnishing to the remaining Members a copy of the written offer to purchase such interest, and the name and business and personal addresses of the proposed transferee.

11.2.2              Primary Option to Purchase. Within 30 days of the receipt of the notice of intention to transfer a Percentage Interest by the last of the Members to receive such notice, each remaining Member may exercise an option to purchase that proportion of the Percentage Interest proposed to be transferred which equals the proportion which the Percentage Interest owned by such remaining Member at the time of his receipt of the notice is of the total of the Percentage Interests then owned by all the remaining Members. The purchase option granted in this Section is herein referred to as the Primary Option.

11.2.3              Secondary Option to Purchase. If a Member fails to exercise a Primary Option granted to him to purchase the Percentage Interest proposed to be transferred, each remaining Member who is granted and who exercises a Primary Option may, within ten days after the expiration of the 30-day option period provided for above, exercise an option to purchase the Percentage Interest with respect to which such Member has failed to exercise his Primary Option (hereinafter the Option Interest). In the case of a single remaining Member, his option shall be to purchase all of the Option Interest. In the case of two or more remaining Members, each such remaining Member’s option shall be to purchase the portion of the Option Interest which bears the same proportion to the total Option Interest as the Percentage Interest owned by each such remaining Member at the time of receipt of the notice provided for above bears to the total Percentage Interest then owned by all such remaining Members; provided that all such remaining Members may, by agreement among themselves, determine the proportions in which some or all of their number may exercise the option granted in this Section. The purchase option granted by this Section is referred to as the Secondary Option.

11.2.4              In the event the remaining Members (or any one or more of the remaining Members) give written notice to the Selling Member of his, her or their desire to exercise this right of first refusal and to purchase all of the Selling Member’s interest in the Company which the Selling Member desires to sell upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the remaining Members shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within sixty days after written notification to the Selling Member of the remaining Member or Members’ election to exercise their right of first refusal.

11.2.5              As a condition to the Company recognizing the effectiveness of either the purchase of the Selling Member’s interest in the Company by a third party purchaser or the Gift of an interest in the Company (including an Economic Interest), subject to Section 11.3 regarding substitution of a new Member, the remaining Members may require the Selling Member, Gifting Member or the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge and deliver to the remaining Members such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Members may deem necessary or desirable to:

11.2.5.1                            Verify the purchase, Gift or transfer, as the case may be;

11.2.5.2                            Confirm that the person desiring to acquire an interest in the Company, or to be admitted as a Member, has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Operating Agreement, (whether such Person is to be admitted as a new Member or an Economic Interest Owner);

11.2.5.3                            Maintain the status of the Company as a partnership for federal tax purposes; and

11.2.5.4                            Assure compliance with any applicable state and federal laws including securities laws and regulations.

11.2.6              Any Sale or Gift of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article 11 shall be deemed effective as of the last day of the calendar month in which the remaining Members’ consent thereto was given, or, if no such consent was required, then on such date that the donee or successor interest complies with the conditions set forth in Section 11.2.5. The Selling Member agrees, upon request of the remaining Members, to execute such certificates or other documents and to perform such other acts as may be reasonably requested by the remaining Members from time to time in connection with such Gift, Sale, or substitution. The Selling Member hereby agrees to and shall indemnify, defend and hold harmless the remaining Members against any and all losses, liabilities, damages, costs, and expenses (including, without limitation, tax liabilities or loss of tax benefits and reasonable attorney’s fees and costs) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 11.

11.2.7              Permitted Transfers. Notwithstanding Sections 11.2.1 to 11.2.4, but subject to the remaining provisions of this Section 11.2.7, a Member may assign all or any part of such Membership Interest in the Company without the consent of the Managers or other Members to: (i) a partnership in which the assigning Member or Persons controlling the assigning Members on the date the assigning Member became a Member are the sole or controlling general partner(s) and other partners are members of the immediate family of such Member or of one or more of its owners on the date the assigning Member became a Member, (ii) a corporation controlled by the assigning Member or Persons controlling the assigning Member on the date the assigning Member became a Member, and all of the issued and outstanding capital stock of such corporation is owned and controlled by the assigning Member, one or more of its owners on the date the assigning Member became a Member, or by members of the immediate family of the assigning Member or of one or more of its owners on the date the assigning Member became a Member, (iii) a trust controlled by the assigning Member or Persons controlling the assigning Member on the date hereof and for the benefit of members of the immediate family of the assigning Member or of one or more of its owners on the date the assigning Member became a Member, (iv) a limited liability company controlled by the assigning Member or Persons controlling the assigning Member on the date the assigning Member became a Member and all of the membership interests of which are owned by the assigning Member, one or more of its owners on the date hereof, or members of the immediate family of the assigning Member or the owners thereof on the date the assigning Member became a Member, (v) one or more trusts established for the benefit of the members of the immediate family of the assigning Member or of Persons controlling the assigning Member on the date the assigning Member became a Member, or (vi) in the case of a Member that is a trust, one or more of the beneficiaries of such Member. Any Person described in any of clauses (i) through (vi) of the immediately preceding sentence with respect to a Member is referred to as a Permitted Transferee of such Member. For purposes of this Operating Agreement, the immediate family of any Person shall mean the mother, father, descendants, spouse and siblings of such Person.

Notwithstanding anything in this Section 11.2 to the contrary, a Member may not assign all or any part of such Member’s Percentage Interest in the Company if such assignment would, in the opinion of counsel to the Company, (v) result in a termination of the Company for federal income tax purposes (unless such termination would not reasonably be expected to have a material adverse effect on any Member), (x) result in the Company not qualifying for an exemption from the registration requirements of the federal or any applicable state securities laws, (y) result in the imposition of fiduciary responsibility on the Company, any Member, the Managers or any Affiliate of any of the foregoing under the Employee Retirement Income Security Act of 1974, or (z) result in the violation of any term or provision of any agreement to which the Company is a party, or the acceleration of any indebtedness of the Company or secured by any Property of the Company.

The provisions of Section 11.2.5 will apply to any transfer proposed to be made pursuant to this Section 11.2.7.

Notwithstanding the right of a Member to transfer all or any portion of such Member’s Percentage Interest to a Permitted Transferee, the assignee of any such transferred interest shall not be admitted as an additional or substituted Member of the Company unless and until the provisions of Section 11.3 below are satisfied. Until the provisions of Section 11.3 below are satisfied with respect to any such assignee, such assignee shall not be a Member but shall be an assignee having the rights described in Section 11.3 below.

11.3        Transferee Not Member in Absence of Supra-Majority Consent.

11.3.1              Notwithstanding anything contained herein to the contrary (including, without limitation, Section 11.2 hereof), if the remaining Members do not approve, by a Majority Interest vote, of the proposed Sale, Gift or other transfer of the Transferring Member’s Membership Interest or Economic Interest to a transferee or donee which is not a Member immediately prior to the Sale, Gift or other transfer, then the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee or donee shall be merely an Economic Interest Owner. No transfer of a Member’s interest in the Company (including any transfer of the Economic Interest or any other transfer which has not been approved by unanimous written consent of the Members) shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such transfer) has been provided to the Company and the non-transferring Member(s).

11.3.2              Upon and contemporaneously with any Sale, Gift or other transfer of a Transferring Member’s Economic Interest in the Company which does not at the same time transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Member (including, without limitation, the rights of the Transferring Member to participate in the management of the business and affairs of the Company), all remaining rights and interest which were owned by the Transferring Member immediately prior to such Sale, Gift or other transfer or which were associated with the transferred Economic Interest shall immediately lapse.

11.3.3              Involuntary Transfers. In the event: (i) of the death or adjudication of insanity or incompetency of an individual Member, or (ii) any Member is adjudged bankrupt, enters into proceedings for reorganization or into an assignment for the benefit or creditors, has a receiver appointed to administer the Member’s Percentage Interest (or any portion thereof), is subject of a voluntary or involuntary petition for bankruptcy, applies to any court for protection from its creditors, or has its Percentage Interest (or any portion thereof) seized by a judgment creditor (such Member being referred to herein as a Bankrupt Member), the personal representative or trustee (or successor-in-interest) of the deceased, insane or incompetent Member or Bankrupt Member shall be an assignee of such Member’s Percentage Interest, having the rights of an Economic Interest Owner as set forth in Section 11.3, and shall not become an additional or substituted Member unless and until the conditions set forth in Section 11.3 are satisfied; and any such Member’s estate (or successor-in-interest) shall be liable for all of its obligations as a Member.

11.3.4              Dissolution or Termination of Members. In the event of the dissolution of a Member that is an Entity or the termination of a Member that is a trust, the successors-in-interest of the dissolved or terminated Member shall, for the purposes of winding up the affairs of the dissolved or terminated Member, have the rights of an Economic Interest Owner as described in this Section 11.3, and shall not become additional or substituted Members unless and until the conditions set for in Section this are satisfied.

11.3.5              Transfers of Ownership Interests in Members. For purposes of this Article 11, any transfer or assignment of any direct or indirect ownership or other interest in a Member that (taking into account any prior such transfers or assignments, and any prior pledges, encumbrances or collateral assignments described below) results in such Member being controlled by one or more Persons or Entities other than the Person(s) or Entity(ies) that control such Member on the date such Member became a Member shall be deemed an assignment of the Percentage Interest of such Member and therefore subject to all of the restrictions and provisions of Article 11. In addition, any encumbrance, pledge or other collateral assignment of a direct or indirect ownership or other interest in a Member that, if the pledge or other assignee were to exercise its right to acquire such interest, would (taking into account any prior transfers or assignments described above and any prior such pledges, encumbrances or collateral assignments) result in such Member being controlled by one or more Persons or Entities other than the Person(s) or Entity(ies) that control such Member on the date such Member became a Member, shall be deemed an assignment of the Percentage Interest of such Member and therefore subject to all of the restrictions and provisions of Article 11.

11.3.6              Any transfer or assignment not in compliance with the provisions of this Article 11 shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. In the event of any transfer or assignment in contravention of this Operating Agreement, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

ARTICLE 12

ADDITIONAL MEMBERS

Any Person or Entity may become a Member in this Company either by the issuance by the Company of Membership Interests for such consideration in accordance with Section 4.2, or as a transferee of a Member’s Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement. The Manager(s) may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year has ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

ARTICLE 13

DISSOLUTION AND TERMINATION

13.1        Dissolution.

13.1.1              The Company shall be dissolved upon the unanimous written agreement of all the Managers.

13.2        Winding Up, Liquidation and Distribution of Assets.

13.2.1              Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

13.2.2     If the Company is dissolved and its affairs are to be wound up, the Managers shall:

13.2.2.1                            Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets to the Members in kind),

13.2.2.2                            Allocate any profit or loss resulting from such sales to the Members’ and Economic Interest Owners’ capital Accounts in accordance with Article 9 hereof, and

13.2.2.3                            Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Company).

13.2.2.4                            Distribute the remaining assets in accordance with the positive balance (if any) of each Member’s and Economic Interest Owner’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs), by the end of such taxable year or, if later, within 90 days after the date of such liquidation; provided, that liquidating distributions shall be made in the same manner as distributions under Section 9.4 if such distributions would result in the Interest Holders receiving a different amount than would have been received pursuant to a liquidating distribution based on Capital Account balances. If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by the Managers, acting reasonably.

13.2.3              Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

13.2.4              Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

13.2.5              The Member(s) shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

13.3                        Certificate of Cancellation. Following the dissolution, liquidation and winding up of the Company in accordance with Section 13.2, the Certificate of Formation shall be canceled by the Managers by the execution and filing of a certificate of cancellation within the meaning of the Act with the Secretary of State of the State of Delaware setting forth the information required by the Act.

13.4                        Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member, except as otherwise provided by law.

ARTICLE 14
ARBITRATION

14.1                        Arbitration. Notwithstanding any right of any party hereto, whether in common law or the Act or other statute to litigate in court any dispute arising hereunder or in connection with the parties performance (or lack of performance) in connection with this Operating Agreement, any dispute between parties to this Operating Agreement including by way of example and not by way of limitation, the construction, meaning, or effect of this Operating Agreement or of any clause contained herein, or of the rights or liabilities of the parties hereto, or of performance or nonperformance hereunder shall be submitted to arbitration in Chicago, Illinois. Upon receipt of notification by a party that a dispute exists, each party to the dispute shall have ten (10) days to select one independent arbitrator. Within thirty (30) days of receipt of such notification, the independent arbitrators shall jointly proceed to hear the dispute. Any joint determination by the arbitrators shall be final and binding upon all parties. If, for any reason said arbitrators cannot agree upon a determination, or if the parties for any reason cannot agree upon the selection of independent arbitrators within such period, all such disputes shall be settled by arbitration with and in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered thereby may be entered in any Court having jurisdiction thereof. Any such award may include reasonable costs and fees incurred in regard to the arbitration.

ARTICLE 15
MISCELLANEOUS PROVISIONS

15.1                        Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if (1) either by actual delivery of the notice into the hands of the parties thereunto entitled; (2) or by the mailing of the notice in the U.S. mail, certified mail, return receipt requested; (3) sent by nationally recognized, overnight delivery service, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Operating Agreement; or (4) sent by e-mail addressed to the Member’s e-mail address which is set forth in this Operating Agreement. The notice shall be deemed to be received in case (1) on the date of its actual receipt by the party entitled thereto, in cases (2) or (3) on the date 3 Business Days’ next following deposit in the U.S. Mail or on the next Business Day following the day sent if sent by overnight delivery and in case (4) on the Business Day of transmission provided that it is transmitted prior to 5.00 p.m. (local time in the jurisdiction of the recipient), failing which it shall be deemed to be received on the next following Business Day. The failure or refusal of any party to accept any notice given pursuant to this Section shall be conclusively deemed receipt thereof and knowledge of its contents.

15.2                        Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Managers or the Members in which shall be entered fully and accurately all transactions relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. Such books and records shall be maintained as provided in Section 9.10. The books and records shall at all times be maintained at the principal place of business of the Company.

15.3                        Governing Law. This Operating Agreement and its interpretation shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15.4                        Waiver of Action for Partition. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for the partition with respect to any or all of the property of the Company.

15.5                        Amendments. This Operating Agreement may not be amended except in writing by the affirmative vote of the Majority Interests. Any amendment that will adversely affect the economic interests of Members (including, without limitation, changes to the Percentage Interests of the Members or Section 9.4) requires the unanimous vote of the Members, except for those changes due to additional Capital Contributions.

15.6                        Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations and other instruments necessary to comply with any laws, rules or regulations.

15.7                        Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

15.8                        Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

15.9                        Waivers. The failure of any party to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a default, from having the effect of an original default.

15.10                 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any other remedy. Said rights and remedies are given in addition to any other legal rights the parties may have.

15.11                 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.12                 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

15.13                 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.14                 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.15                 Entire Agreement. This Operating Agreement, together with the Exhibits, subscription agreements of the Members and any other documents, instruments and agreements delivered in connection herewith and therewith, (Related Agreements) supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them with respect to the subject matter hereof. This Operating Agreement contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing in accordance with Section 15 hereof.

15.16      Construction; Interpretation; Joint Preparation.

15.16.1       Whenever the context requires, the gender of all words used in this Operating Agreement includes the masculine, feminine and neuter and the singular number includes the plural number and vice versa. Except as otherwise expressly provided herein, all references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of this Operating Operating are inserted for convenience only and do not constitute a substantive part of this Operating Agreement. Reference in this Operating Agreement to “including,” “includes” and “include” shall be deemed to be followed by “without limitation.”

15.16.2       Whenever in this Operating Agreement a Person is permitted or required to make a decision (i) in its “sole discretion,” “sole and absolute discretion” or “discretion” the Person shall be entitled to consider any interests and factors as it desires, including its own interests and shall have no duty or obligation to give any consideration to any interest of or factor affecting the Company or any other Person, or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Operating Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

15.16.3       The Parties have participated jointly in the negotiation and drafting of this Operating Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Operating Agreement.

15.17                 Incorporation of Exhibits. The Exhibits identified in this Operating Agreement are incorporated herein by reference and made a part hereof.

15.18                 Indemnification and Reimbursement for Payments on Behalf of an Interest Holder. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including federal, state or local withholding taxes imposed with respect to any payments to a Member or federal withholding taxes with respect to foreign Persons), then such Member (the Indemnifying Member) shall indemnify the Company in full for the entire amount paid (including any interest, penalties and expenses associated with such payments). At the option of the Managers, either:

(a)                                 promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (provided that the amount paid shall not be treated as a Capital Contribution), or

(b)                                 the Company shall reduce distributions that would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Operating Agreement).

An Indemnifying Member’s obligation to make contributions to the Company under this Section 15.18 shall survive the termination, dissolution, liquidation and winding up of the Company and, for purposes of this Section 15.18, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Indemnifying Member under this Section 15.18, including instituting a lawsuit to collect such contribution with interest calculated at the prime rate as announced from time to time in The Wall Street Journal plus five percentage points per annum (but not in excess of the highest rate per annum permitted by law).

15.19                 Company Legal Counsel. Granite and the Company have retained Norton Rose Fulbright as legal counsel in connection with the formation of the Company, and the Company expects to retain legal counsel in connection with the operation of the Company (collectively, Company Counsel). Company Counsel are not representing, and will not represent, any Member (other than Granite) in connection with the formation of the Company, the offering of Membership Interests, the management and operation of the Company or any dispute that may arise between the Company or Granite, on one hand, and any one or more other Members, on the other hand (the Company Legal Matters). Each Member will, if it wishes counsel on a Company Legal Matter, retain its own independent counsel with respect thereto and will pay all fees and expenses of such independent counsel. Each Member hereby agrees that Company Counsel may represent the Company and/or Granite in connection with any and all Company Legal Matters (including any dispute between the Company and/or Granite and one or more Members) and waives any conflicts arising out of such representation, claims of attorney-client privilege or other basis for opposing Company Counsel playing this role or seeking to disqualify Company Counsel to the maximum extent permitted by the applicable rules of professional conduct. Each Member further acknowledges that, whether or not the Company Counsel has in the past represented such Member with respect to other matters, the Company Counsel has not represented the interests of any Member (other than Granite) in the preparation and negotiation of this Operating Agreement.

15.20                 Anti-Money Laundering. Notwithstanding any other provision of this Operating Agreement to the contrary, the Managers, in their own name and on behalf of the Company, shall be authorized without the consent of any Person, including any other Member, to take such action (including requiring any Member to provide it with such information) as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the subscription agreements signed by Members.

15.21                 Confidentiality. Each Member (or other Interest Holder) hereby covenants that, in accordance with the provisions of this Section 15.21 and to the fullest extent permitted by law, each such

Member (or other Interest Holder) will maintain the confidentiality of any non-public information each such Member (or other Interest Holder) may receive from the Company or a Manager. Where such non-public information has been received by the Company or a Manager from a third party under an agreement of confidentiality (whether written or oral), then each Member (or other Interest Holder) shall maintain the level of confidentiality agreed to by the Company or the Manager, to the extent the Company or the Manager has disclosed such level to each such Member (or other Interest Holder). Otherwise, such non-public information shall generally be held in confidence in accordance with such procedures as such Member (or other Interest Holder) applies generally to information of this kind. Nothing in this Section 15.21 shall be deemed to prohibit a Member (or other Interest Holder) from divulging any such information to the extent it is required to do so by law or regulation or pursuant to the request of any regulatory or quasi-regulatory body (provided that the Member (or other Interest Holder) provides the Company with reasonable prior notice of such disclosure requirement prior to making such disclosure) or to the divulging of such information to Persons to provide investment, accounting or legal advice to such Member (or other Interest Holder) (subject to such Persons’ maintaining the level of confidence described herein). Notwithstanding anything to the contrary herein, the Managers shall have the right to keep confidential from each Member (or other Interest Holder) for such period of time as the Managers determine is necessary, desirable or appropriate (i) any information that the Managers believe to be in the nature of trade secrets and (ii) any other information (A) the disclosure of which the Managers believe is not in the best interests of the Company as a whole or could damage the Company or (B) that the Company, the Managers or any of their respective Affiliates, or the officers, employees or directors of any of the foregoing, is required by applicable law or by agreement with a third Person to keep confidential.

15.22                 Power of Attorney. In order to avoid obstruction by a Member refusing to execute any document or instrument necessary to effectuate a decision or vote made or taken in accordance with the provisions of this Agreement, and in order to avoid the loss of any transaction due to any possible litigation, prolongation or delay, and to protect all other Members against any recalcitrant and unfair acts and delays of a Member, each Member hereby appoints each Manager as attorney-in-fact for such Member, to execute any and all instruments and documents which may be necessary to effectuate such decision or vote. All Members, by their execution hereof as Members of the Company, hereby agree that this power of attorney is irrevocable and binding and coupled with an interest in the Managers and, as such, is final, binding and conclusive on all Members.

15.23                 Non-Competition. For so long as Westwood and Granite are Managers of the Company then neither Westwood, Granite nor any of their respective members will directly or indirectly hold equity securities of Taseko Mines Limited except pursuant to their investment in Raging River Capital LP or an Alternative Vehicle (as defined in the amended and restated limited partnership agreement of Raging River Capital LP).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below.

MEMBERS

GRANITE CREEK PARTNERS, LLC		WESTWOOD CAPITAL LLC

Per:	/s/ Mark Radzik	Per:	/s/ Henry Park
	Name: Mark Radzik		Name: Henry Park
	Title: Authorized Signatory		Title: Authorized Signatory

PAUL M. BLYTHE MINING ASSOCIATES INC.		JONATHAN G. LEE PARTNERS LLC

Per:	/s/ Paul M. Blythe	Per:	/s/ Jonathan G. Lee
	Name: Paul M. Blythe		Name: Jonathan G. Lee
	Title: Authorized Signatory		Title: Authorized Signatory

EXHIBIT A

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTEREST

	Capital	Percentage
Member / Interest Holder Name	Contribution	Interest

Granite Creek Partners, LLC	$6,350	50%

Westwood Capital LLC	$2,540	20%

Paul M. Blythe Mining Associates Inc.	$2,540	20%

Jonathan G. Lee Partners LLC	$1,270	10%

EXHIBIT B

MANAGERS

Granite Creek Partners, LLC

Westwood Capital LLC

Paul M. Blythe Mining Associates Inc.

Nathan Milikowsky